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TYPE:    Ex. 99.1
SEQUENCE:         2
DESCRIPTION:      EXHIBIT 99.1


                                                                    Exhibit 99.1

CONTACT

                                                                       Jeff Finn

                                                  Director of Investor Relations
                                             Advanced Fibre Communications, Inc.
                                                                  (707) 794-7555
                                                      investor.relations@afc.com
                                                                     www.afc.com

FOR IMMEDIATE RELEASE

       ADVANCED FIBRE COMMUNICATIONS ANNOUNCES A $1.7 MILLION AFTER-TAX
                      ADJUSTMENT TO NET INCOME FOR 2001

PETALUMA, CALIF., OCTOBER 17, 2002 - Advanced Fibre Communications(R), Inc. (AFC(R)) (Nasdaq: AFCI) today reported that it will be making an adjustment to its previously reported financial results for 2001 and the first two quarters of 2002. The adjustment is the result of a $1.7 million after-tax charge related to a facilities lease that should have been taken in the fourth quarter of 2001. The adjustment will have no impact on revenues or cash flows in any of these periods, and there is no change to previously announced pro forma earnings per share.

As a result of the charge, net income for 2001 will decrease to $165,524,000, or $1.98 earnings per share, from previously reported net income of $167,796,000, or $2.01 earnings per share. Net loss for the fourth quarter of 2001 will be adjusted to $7,867,000, or $.10 loss per share, from a previously reported net loss of $5,847,000, or $.07 loss per share. The pre-tax charge related to the facilities lease adjustment in the fourth quarter and for the year 2001 is $2.7 million, and the after-tax charge for the same period is $1.7 million. These numbers include our previously announced retroactive application of the equity method of accounting for our investment in AccessLan.

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The adjustment will have a positive impact on results for each of the first two quarters of 2002. Net income for the first quarter will increase by $78,000, and net loss for the second quarter will decrease by $82,000. Net income (loss) per share for the first and second quarters of 2002 will not change.

During the fourth quarter of 2001, we vacated an engineering facility in Largo, Florida and entered into a sublease agreement for the entire space. Upon a recent review of our facilities, we realized that in accordance with GAAP and SEC guidelines we should have recognized an impairment charge in the fourth quarter of 2001 for the ongoing shortfall between our sublease income and our operating lease obligation. We also should have written off the net book value of leasehold improvements, furniture, fixtures and telephone equipment.

AFC will file an amended Form 10-K for 2001 and amended Forms 10-Q for the first and second quarters of 2002 reflecting the adjustment described above.

                                      # # #

ABOUT AFC

Headquartered in Petaluma, Calif., Advanced Fibre Communications, Inc. is an industry-leading designer and manufacturer of broadband access solutions for the local loop. With a customer base of more than 800 service providers worldwide, ranging from major incumbents to independent operators and international PTTs, AFC continues to build and support the world's evolving broadband access network architecture.

AFC's OmniMAX(TM) portfolio consists of Integrated Multiservice Access Platforms (IMAPs), Multiservice Edge Switching Platforms (MESPs), Integrated Access Devices (IADs), network element management systems, and environmentally hardened outside plant cabinets and technologies. AFC's comprehensive family of OmniMAX products can be quickly and cost-effectively deployed by either domestic or international service providers to build next-generation access networks or to upgrade legacy access networks for delivering additional voice and emerging broadband services. For more information, please visit AFC online at www.afc.com and www.telliant.com.

Advanced Fibre Communications, Inc., AFC, the AFC logo, UMC1000, and Universal Modular Carrier are registered trademarks of Advanced Fibre Communications, Inc. AccessMAX, PremMAX, DMAX, EMAX, EMAXplus, OmniMAX, TransMAX, AccessManager, PremManager, ONX, ATLAS, Panorama, EdgeAccess, Telliant, the Telliant logo, Innovation@theEdge, and ADSL x+y are trademarks of Advanced

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Fibre Communications, Inc. Copyright 2002. All rights reserved. Any other trademarks are the property of their respective owners.

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